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                                                                Exhibit - (h)(5)

                            SHAREHOLDER SERVICES PLAN

                                ING MUTUAL FUNDS

                                     CLASS O

     WHEREAS, ING Mutual Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of common stock of the Trust to which this Shareholder Services Plan ("Plan") applies currently consist of the series (each a "Fund," and collectively the "Funds") named on SCHEDULE A hereto, as such schedule may be revised from time to time;

     WHEREAS, shares of common stock of each of the Funds are divided into classes of shares, one of which is designated Class O;

     WHEREAS, the Trust employs ING Funds Distributor, LLC (the "Distributor") as distributor of the securities of which it is the issuer;

     WHEREAS, the Trust and the Distributor have entered into an Underwriting Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

     WHEREAS, the Trust wishes to adopt the Shareholder Services Plan of the Funds with respect to Class O shares as set forth hereinafter.

     NOW, THEREFORE, the Trust hereby adopts this Plan on behalf of the Funds with respect to each Fund's Class O shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

     1. Each of the Funds shall pay to the Distributor or other permitted service provider, as the distributor of the Class O shares of such Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of such Fund's Class O shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees (the "Trustees") shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

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     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trustees of the Trust. The Plan shall continue in full force and effect as to the Class O shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Trustees of the Fund, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class O shares of such Fund on not more than 30 days' written notice to any other party to the Plan; and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees on not more than 60 days' written notice to any other party to the agreement.

     7. This Plan may not be amended to increase materially the amount of service fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class O shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     9. Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

     10. The Trustees shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     11. The provisions of the Plan are severable as to each Fund. Any action required to be taken under the Plan will be taken separately for each Fund affected by the matter.

Last Approved: July 21, 2005


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                                   SCHEDULE A

ING Global Equity Dividend Fund
ING Global Real Estate Fund


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